EXHIBIT 5

To the knowledge of the Reporting Person, Shapira is a citizen of the United States of America and Israel, his principal occupation is serving as the chairman of the board of directors of the Issuer. Shapira is the trustee of (i) the Shapira Family Trust (“SFT”) and (ii) has certain discretionary authority over the assets in the Shapira Children’s Trust (“SCT”). Shapira may be deemed to have certain discretionary authority over 12,000 Ordinary Shares pursuant to a custodial arrangement with a third-party custodian (the “Custodian”) for the benefit of Shapira’s children. The business address of Shapira, SFT and SCT is c/o Spark Networks plc, 8383 Wilshire Blvd., Suite 800, Beverly Hills, CA 90211. The business address of the Custodian is 15 Hamilton Court, 149 Maida Vale, London W9 1QR England.

To the knowledge of the Reporting Person, Carmel is a citizen of Israel, his principal occupation is private investor. The business address of Carmel is 269 South Beverly Drive, #1031, Beverly Hills, CA 90212.

To the knowledge of the Reporting Person, the name, address and principal business or occupation of the officers, directors, partners and/or controlling person(s) of the Criterion Entities, in each case, as applicable, are as follows:

Criterion Capital Partners, L.P. (“CCP”) is a California limited partnership whose principal business is that of a private investment partnership. Criterion Institutional Partners, L.P. (“CIP”) is a California limited partnership, whose principal business is that of a private investment partnership. Criterion Capital Partners, Ltd. (“CCPL”) is a Cayman Islands exempted company whose principal business is that of a private investment partnership. Criterion Capital Management, LLC (“CCM”) is a California limited liability company whose principal business is that of an investment adviser. CCM is the investment adviser of CCPL, CCP and CIP. The sole manager and controlling member of CCM is Christopher H. Lord (“Lord”), whose principal occupation is serving as the sole manager and controlling person of CCM. The business address of CCP, CIP, CCM and Lord is 435 Pacific Avenue, 5th Floor, San Francisco, CA 94133. The business address of CCPL is c/o Walkers SPV Limited, P.O. Box 908 GT, Walker House, George Town, Grand Cayman, Cayman Islands, BWI. Lord is a citizen of the United States of America.

To the knowledge of the Reporting Person, the name, address and principal business or occupation of the officers, directors, partners and/or controlling person(s) of the Tiger Global Entities, in each case, as applicable, are as follows:

Tiger Global II, L.P. (“TGII”) is a Delaware limited partnership whose principal business is that of a private investment fund. Tiger Global, L.P. (“TGLP”) is a Delaware limited partnership, whose principal business is that of a private investment fund. Tiger Global, Ltd. (“TGLTD”) is a Cayman Islands exempted company whose principal business is that of a private investment fund. Tiger Global Management, L.L.C. (“TGM”), is a Delaware limited liability company whose principal business is serving as the management company to TGLP and TGII and the investment manager to TGLTD. Tiger Global Performance, L.L.C. (“TGP”) is a Delaware limited liability company whose principal business is that of an investment manager. TGP is the sole general partner of TGLP and TGII. Charles P. Coleman III (“Coleman”) is the sole managing member of TGM, TGP and TGII. Coleman’s principal occupation is serving as the sole managing member of TGM, TGP and TGII. The business address of TGII, TGLP, TGM and TGP is 101 Park Avenue, 48th Floor, New York, NY 10178. The business address of TGLTD is c/o Citco Fund Services (Cayman Islands) Limited, Regatta Office Park, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands, BWI. Coleman is a citizen of the United States of America.